Exhibit 99

Shareholder and Financial Analyst Contact:
Cindy M. Schaus Director - Investor Relations Phone: (515) 284-2633 E-Mail: cindy.schaus@meredith.com

Media Contact:
Art Slusark Vice President-Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH GROWS SECOND-QUARTER EARNINGS PER SHARE 24 PERCENT

Broadcasting posts record results driven by strong political advertising across stations

DES MOINES, IA January 23, 2007--Meredith Corporation (NYSE: MDP), one of the nation's leading media and marketing companies, today announced strong second quarter fiscal 2007 results. Earnings per share grew 24 percent to $0.72, compared to earnings per share of $0.58 in the prior year quarter. Net earnings increased 20 percent to $35 million. Revenues increased to $406 million, up 5 percent, including advertising revenue growth of 8 percent fueled by strong performance at Meredith's television stations.

The Company's results for the quarter reflect a pretax charge of $3 million, or $0.04 per share, to reserve for a doubtful account relating to the December 29, 2006 bankruptcy filing by book distributor Advanced Marketing Services.

"Our Broadcasting Group had a great quarter, reflecting tremendous political advertising performance and continued growth in local business," said Stephen M. Lacy, Meredith's President and Chief Executive Officer. "Meanwhile, Publishing Group operating results were bolstered by strong growth in our interactive media and integrated marketing operations."

For the first six months of fiscal 2007, Meredith's earnings per share grew 22 percent to $1.34, compared to prior year earnings per share of $1.10. Net earnings increased 18 percent from a year ago to $66 million after the pretax charge of $3 million. Revenues increased 3 percent to $802 million, and advertising revenues increased 7 percent to $496 million.

OPERATING HIGHLIGHTS

Broadcasting

For the quarter, Broadcasting operating profit grew 53 percent to $40 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) grew 44 percent to $47 million. EBITDA margin increased to 43.9 percent from 38.4 percent in the prior-year quarter. Revenues increased 25 percent to $106 million. Meredith posted $24 million of net political advertising revenues - a quarterly record.

For the first six months of fiscal 2007, Broadcasting operating profit grew 49 percent to $58 million. EBITDA grew 38 percent to $71 million, and EBITDA margin increased to 37.5 percent from 32.8 percent in the prior-year period. First-half revenues increased 20 percent to $188 million, including a 3 percent increase in local non-political revenues.

Meredith set a record, posting $33 million of net political revenues for the first half of fiscal 2007, compared to the previous high of $20 million during the fiscal 2003 election cycle. The Company benefited from heavy political spending at its CBS affiliates in Hartford, Phoenix, Kansas City, and Saginaw, and at its FOX affiliates in Las Vegas and Portland.

"We made a concerted effort to maximize political advertising revenue opportunities across the station group, with special emphasis at our FOX affiliates." Lacy said. "Our goal was to achieve a political advertising revenue share more closely aligned with each station's overall market share. In the past two years, we've added resources, increased hours, and grown news ratings across our group. We were very pleased to see these investments generate increased political advertising revenues."

The Broadcasting Group, in keeping with the goal to become the local portal of choice, has redesigned Web sites across its station group, increased creative resources, and added dedicated online sellers. Online advertising posted strong results again this quarter, with revenues more than doubling compared to the prior-year.

Looking at the November sweeps, Meredith continued to increase late news household ratings in key growth markets such as Phoenix, Portland, and Las Vegas, according to the November rating book.

"We are monetizing these rating gains effectively," Lacy said. "For example, in Phoenix we've increased our share from 9 to 12 in the last four years for our late newscast. As a result, we've been able to more than double our rate for a 30-second spot on late news."

Publishing

Publishing operating profit was $33 million and revenues were $300 million in the second quarter. Results for Publishing were adversely impacted by a charge of $3 million related to the book distributor's bankruptcy filing. Including this charge, operating expenses were relatively flat on a year-over-year basis.

For the first six months of fiscal 2007, Publishing operating profit was $82 million and revenues were $614 million. Advertising revenues were $310 million, down slightly compared to the prior year. Operating costs were $532 million, including the $3 million charge, a one percent decline compared to the prior year.

Looking more closely at the quarter, Publishing advertising revenues were $145 million, compared to $149 million a year ago. "We were encouraged by the performance of our magazines in the women's service field, particularly Family Circle where advertising revenues were up 14 percent," said Lacy. "This follows a 20 percent increase last quarter. In addition, More magazine also continued to perform very well, recording an increase of more than 30 percent."

Advertising results for the second quarter were impacted by continued weakness in the parenthood field. Absent the parenthood titles, Publishing advertising revenues increased in the quarter. Additionally, the Company faced tough comparables from a year ago when Publishing advertising revenues increased 16 percent.

Publishing online advertising revenues continued to grow at a rapid rate, increasing more than 30 percent in the second quarter. Redesign and expansion of the Company's flagship Better Homes and Gardens web site (BHG.com) - along with the creation of a parenthood portal - will further augment online advertising. These enhancements will debut in Spring 2007 as the Company executes an online strategy that builds on its industry-leading brands and effectively leverages its existing content expertise and digital archive.

"As we look at early calendar 2007, fiscal third quarter publishing advertising revenues are currently up in the mid single-digits," said Lacy. "This growth is being led by Better Homes and Gardens, Family Circle, and More magazines, along with our online properties."

Circulation revenues declined due to previously announced initiatives designed to strengthen long-term circulation profitability. These include calendar 2006 rate base reductions for Family Circle and Child, as well as ongoing investments in transitioning the titles acquired from Gruner + Jahr to the Company's long-term direct-to-publisher model. Since acquiring these magazines 18 months ago, Meredith has increased overall direct-to-publisher subscriptions at these titles from 30 percent to 50 percent of the subscription file, on average.

Operating profit for Meredith Books decreased in the quarter due to the $3 million charge related to the bankruptcy filing, and higher royalty payments associated with a larger number of licensed books. Meredith Integrated Marketing more than doubled its operating profit and increased revenues over 40 percent from a year ago. These results were driven in part by the Company's efforts to grow existing client relationship opportunities across this business.

The Company has previously indicated its intent to expand its integrated marketing capabilities through additional online marketing acquisitions. On January 10, Meredith announced the acquisition of two more such businesses.

The first is Genex - an interactive marketing services firm that specializes in online customer relationship marketing. Los Angeles-based Genex serves a number of major clients - including Honda, Toyota, CitiGroup, and KB Home.

The second is New Media Strategies - an interactive word-of-mouth and viral marketing company based in suburban Washington D.C. New Media Strategies also has a number of high-profile clients - including ABC, Coca Cola, AT&T, Ford, Sony, and Unilever.

While these acquisitions will not have a material impact on Meredith's financial results in fiscal 2007, they will significantly enhance the scope of the Company's integrated marketing capabilities.

"In less than a year we have transformed Meredith Integrated Marketing into a comprehensive marketing services provider with cutting edge digital assets," said Lacy. "We've also added more than 200 highly-skilled employees across the country, giving us the creative resources and expertise to offer clients the highest quality custom marketing solutions."

OTHER FINANCIAL INFORMATION

Net interest expense decreased to $7 million in the second quarter of fiscal 2007 from $8 million in the prior-year period. Total debt was $510 million as of December 31, 2006, versus $595 million as of December 31, 2005. The weighted average interest rate was 5.1 percent on December 31, 2006, compared with 5.2 percent at December 31, 2005.

Capital expenditures were $19 million for the first six months of fiscal 2007. For the first half of fiscal 2007, the Company has generated $69 million of free cash flow, compared to $63 million for the year-ago period. The Company defines free cash flow as net earnings, plus depreciation and amortization, less capital expenditures. The Company repurchased approximately 650,000 shares in the first six months of fiscal 2007, as part of its ongoing share repurchase program. In the prior year period, the Company repurchased approximately 530,000 shares.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

At this time, Meredith expects to grow earnings per share 12 to 15 percent in fiscal 2007, excluding the $0.04 per share charge related to the Advanced Marketing Services bankruptcy filing, from the $2.86 earned in fiscal 2006. Meredith expects to deliver earnings per share of $0.86 or $0.87 in the third fiscal quarter.

Publishing advertising revenues are currently up in the mid single-digits, led by Better Homes and Gardens, Family Circle, and More magazines, along with the Company's online properties. Advertising in the parenthood titles remains weak.

Broadcast pacings, which are a snapshot in time and change frequently, are currently running up in the low to mid single digits for the third quarter of fiscal 2007. Local advertising remains strong, up in the upper single digits, but national is not as robust, down in the low single digits.

For full fiscal 2007 and third quarter, a number of uncertainties remain that can affect our results. These include overall advertising volatility, the performance of the Company's retail businesses, paper prices, and postal rates.

There are a number of additional uncertainties that may affect the Company's fiscal 2007 results and any Company statements in this press release concerning the outlook for future results. These uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on January 23, 2007, at 11:00 a.m. EST (10:00 a.m. CST) to discuss fiscal second quarter results. A live webcast will be accessible to the public on the Company's website http://www.meredith.com, and a replay will be available for one week after the conference call. A transcript of the conference call will be available within 48 hours following the conference call on the Company's website http://www.meredith.com, and will be available for at least 12 months following the conference call.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings, and publishing advertising revenues, along with the Company's earnings per share outlook for the third quarter of fiscal 2007 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing, and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequence of acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (http://www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group features 26 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and More - and publishes over 200 special interest publications under approximately 80 titles. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix, and Portland.

Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart, and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 31 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

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Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months				Six Months
Period ended December 31,	2006	2005	Change	2006	2005	Change
(In thousands except per share data)
Revenues
Advertising	$250,532	$232,141	7.9%	$496,061	$465,371	6.6%
Circulation	80,436	87,697	(8.3)%	166,593	182,580	(8.8)%
All other	75,108	66,145	13.6%	139,164	128,297	8.5%
Total revenues	406,076	385,983	5.2%	801,818	776,248	3.3%
Operating expenses
Production, distribution and editorial	164,513	164,393	0.1%	335,849	341,154	(1.6)%
Selling, general and administrative	165,612	154,548	7.2%	321,465	305,490	5.2%
Depreciation and amortization	11,232	11,533	(2.6)%	22,458	22,912	(2.0)%
Total operating expenses	341,357	330,474	3.3%	679,772	669,556	1.5%
Income from operations	64,719	55,509	16.6%	122,046	106,692	14.4%
Interest income	437	190	130.0%	670	367	82.6%
Interest expense	(7,452)	(7,904)	(5.7)%	(14,772)	(15,924)	(7.2)%
Earnings before income taxes	57,704	47,795	20.7%	107,944	91,135	18.4%
Income taxes	22,677	18,642	21.6%	42,421	35,545	19.3%
Net earnings	$35,027	$29,153	20.1%	$65,523	$55,590	17.9%

Basic earnings per share	$0.73	$0.59	23.7%	$1.37	$1.13	21.2%
Basic average shares outstanding	47,905	49,243	(2.7)%	47,951	49,280	(2.7)%

Diluted earnings per share	$0.72	$0.58	24.1%	$1.34	$1.10	21.8%
Diluted average shares outstanding	48,961	50,663	(3.4)%	48,929	50,694	(3.5)%

Dividends paid per share	$0.16	$0.140	14.3%	$0.32	$0.280	14.3%

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

Three Months				Six Months
Period ended December 31,	2006	2005	Change	2006	2005	Change
(In thousands)
Revenues
Publishing	$300,143	$301,469	(0.4)%	$613,817	$619,943	(1.0)%
Broadcasting
Non-political advertising	81,449	83,248	(2.2)%	153,325	153,407	(0.1)%
Political advertising	24,024	85	NM	32,605	164	NM
Other revenues	460	1,181	(61.0)%	2,071	2,734	(24.3)%
Total broadcasting	105,933	84,514	25.3%	188,001	156,305	20.3%
Total revenues	$406,076	$385,983	5.2%	$801,818	$776,248	3.3%

Operating profit
Publishing	$33,206	$37,178	(10.7)%	$81,694	$84,923	(3.8)%
Broadcasting	40,382	26,317	53.4%	58,224	39,068	49.0%
Unallocated corporate	(8,869)	(7,986)	(11.1)%	(17,872)	(17,299)	(3.3)%
Income from operations	$64,719	$55,509	16.6%	$122,046	$106,692	14.4%

Depreciation and amortization
Publishing	$4,580	$4,775	(4.1)%	$9,168	$9,483	(3.3)%
Broadcasting	6,157	6,114	0.7%	12,284	12,161	1.0%
Unallocated corporate	495	644	(23.1)%	1,006	1,268	(20.7)%
Total depreciation and amortization	$11,232	$11,533	(2.6)%	$22,458	$22,912	(2.0)%

EBITDA
Publishing	$37,786	$41,953	(9.9)%	$90,862	$94,406	(3.8)%
Broadcasting	46,539	32,431	43.5%	70,508	51,229	37.6%
Unallocated corporate	(8,374)	(7,342)	(14.1)%	(16,866)	(16,031)	(5.2)%
Total EBITDA	$75,951	$67,042	13.3%	$144,504	$129,604	11.5%

NM - Not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)	(Unaudited) December 31, 2006	June 30, 2006
Assets
Current assets
Cash and cash equivalents	$18,568	$30,713
Accounts receivable, net	268,791	239,368
Inventories	54,900	52,032
Current portion of subscription acquisition costs	79,491	79,565
Current portion of broadcast rights	20,727	12,498
Other current assets	20,425	17,344
Total current assets	462,902	431,520
Property, plant, and equipment	432,609	417,831
Less accumulated depreciation	(234,359)	(223,033)
Net property, plant, and equipment	198,250	194,798
Subscription acquisition costs	75,484	74,538
Broadcast rights	14,276	13,412
Other assets	83,232	81,218
Intangible assets, net	799,492	806,264
Goodwill	446,426	438,925
Total assets	$2,080,062	$2,040,675

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$100,000	$50,000
Current portion of long-term broadcast rights payable	21,865	14,744
Accounts payable	71,950	79,892
Accrued expenses and other liabilities	148,668	118,972
Current portion of unearned subscription revenues	202,382	200,338
Total current liabilities	544,865	463,946
Long-term debt	410,000	515,000
Long-term broadcast rights payable	23,650	21,755
Unearned subscription revenues	175,832	169,494
Deferred income taxes	139,843	125,049
Other noncurrent liabilities	45,005	47,327
Total liabilities	1,339,195	1,342,571
Shareholders' equity
Common stock	38,686	38,774
Class B stock	9,372	9,417
Additional paid-in capital	58,585	56,012
Retained earnings	641,244	599,413
Accumulated other comprehensive loss	(1,557)	(2,077)
Unearned compensation	(5,463)	(3,435)
Total shareholders' equity	740,867	698,104
Total liabilities and shareholders' equity	$2,080,062	$2,040,675

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows - Unaudited

Six Months ended December 31,	2006	2005
(In thousands)
Net cash provided by operating activities	$93,299	$40,043

Cash flows from investing activities
Acquisitions of businesses	(2,146)	(359,459)
Additions to property, plant and equipment	(19,269)	(15,005)
Net cash used in investing activities	(21,415)	(374,464)

Cash flows from financing activities
Proceeds from issuance of long-term debt	95,000	455,000
Repayments of long-term debt	(150,000)	(110,000)
Purchases of Company stock	(32,156)	(26,467)
Proceeds from common stock issued	17,277	9,438
Dividends paid	(15,367)	(13,811)
Excess tax benefits from share-based payments	1,217	6,269
Other	-	(703)
Net cash provided by (used in) financing activities	(84,029)	319,726

Net decrease in cash and cash equivalents	(12,145)	(14,695)
Cash and cash equivalents at beginning of period	30,713	29,788
Cash and cash equivalents at end of period	$18,568	$15,093

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures								Table 1

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings before interest, taxes, depreciation and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended December 31, 2006				Six months ended December 31, 2006
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 300,143	$ 105,933	$ -	$ 406,076	$ 613,817	$ 188,001	$ -	$801,818

Operating profit	$ 33,206	$ 40,382	$ (8,869)	$ 64,719	$ 81,694	$ 58,224	$ (17,872)	$ 122,046
Depreciation and amortization	4,580	6,157	495	11,232	9,168	12,284	1,006	22,458
EBITDA	$ 37,786	$ 46,539	$ (8,374)	75,951	$ 90,862	$ 70,508	$ (16,866)	144,504
Less:
Depreciation and amortization				(11,232)				(22,458)
Net interest expense				(7,015)				(14,102)
Income taxes				(22,677)				(42,421)
Net earnings				$35,027				$ 65,523

Segment EBITDA margin	12.6%	43.9%			14.8%	37.5%

	Three months ended December 31, 2005				Six months ended December 31, 2005
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 301,469	$ 84,514	$ -	$385,983	$ 619,943	$ 156,305	$ -	$ 776,248

Operating profit	$ 37,178	$ 26,317	$ (7,986)	$ 55,509	$ 84,923	$ 39,068	$ (17,299)	$ 106,692
Depreciation and amortization	4,775	6,114	644	11,533	9,483	12,161	1,268	22,912
EBITDA	$ 41,953	$ 32,431	$ (7,342)	67,042	$ 94,406	$ 51,229	$ (16,031)	129,604
Less:
Depreciation and amortization				(11,533)				(22,912)
Net interest expense				(7,714)				(15,557)
Income taxes				(18,642)				(35,545)
Net earnings				$ 29,153				$ 55,590

Segment EBITDA margin	13.9%	38.4%			15.2%	32.8%

FREE CASH FLOW
Free cash flow, which is reconciled to net earnings in the following tables, is defined as net earnings plus depreciation and amortization less capital expenditures.

	Three Months		Six Months
Period ended December 31,	2006	2005	2006	2005
(In thousands)
Free cash flow	$32,662	$36,281	$68,712	$63,497
Depreciation and amortization	(11,232)	(11,533)	(22,458)	(22,912)
Capital expenditures	13,597	4,405	19,269	15,005
Net earnings	$35,027	$29,153	$65,523	$55,590